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                                                                       EXHIBIT 8

                        WHITMAN BREED ABBOTT & MORGAN LLP
                                 200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                                 (212) 351-3000



                                                     June 9, 1998



                       BENEDEK COMMUNICATIONS CORPORATION
                              OFFER TO EXCHANGE ITS
          11 1/2% SENIOR EXCHANGEABLE PREFERRED STOCK, WHICH HAVE BEEN
 REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR ANY AND ALL OF ITS
        OUTSTANDING SHARES OF 11 1/2% SENIOR EXCHANGEABLE PREFERRED STOCK

Benedek Communications Corporation
100 Park Avenue
Rockford, Illinois 61101

        Re: Certain Federal Income Tax Consequences Relating to Exchange of 11 1/2% Senior Exchangeable Preferred Stock

Ladies and Gentlemen:

        You have requested our opinion that the exchange of Benedek Communications Corporation's 11 1/2% Senior Exchangeable Preferred Stock, which have been registered under the Securities Act of 1933, as amended (the "Exchange Securities"), for its 11 1/2% Senior Exchangeable Preferred Stock (the "Existing Exchangeable Preferred Stock"), as described in the Form S-4 Registration Statement, dated as of June 9, 1998 (the "Exchange"), will not be a taxable exchange for Federal income tax purposes. In rendering this opinion, we have reviewed the Registration Statement and such other information provided by the Company and instruments and documents as we believed to be relevant.

        In our opinion, the Exchange Securities received by a holder will be treated for Federal income tax purposes as a continuation of the Existing Exchangeable Preferred Stock in the hands of such holder. As a result, in our opinion there will be no Federal income tax consequences to holders exchanging Existing Exchangeable Preferred Stock for the Exchange Securities pursuant to the Exchange. Our opinion is based on laws, regulations, rulings and decisions currently in effect,

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Benedek Communications Corporation       2                          June 9, 1998


all of which are subject to change (possibly with retroactive effect) and reinterpretation, and there can be no assurance the Internal Revenue Service will take a similar view.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we further consent to the references made to us under the captions "Certain Federal Income Tax Consequences" and "Legal Matters" in the Prospectus.

                                      Very truly yours,

                                      /s/ Whitman Breed Abbott & Morgan LLP

                                      Whitman Breed Abbott & Morgan LLP

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